Exhibit 99.4

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)


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

                                                          Six Months Ended
                                                 ------------------------------------

                                                                                            Percentage of
                                                      May 31           May 31 2001          Dollar Change
                                                      2002                                    Inc/(Dec)
                                                 ---------------- --- ---------------    -------------------


Revenues:
   Principal transactions                                 $1,196              $1,981
   Investment banking                                        935               1,048
   Commissions                                               621                 574
   Interest and dividends                                  5,796               9,414
   Other                                                      25                  19
                                                 ----------------     ---------------
      Total revenues                                       8,573              13,036
   Interest expense                                        5,304               9,131
                                                 ----------------     ---------------
      Net revenues                                         3,269               3,905                  (16%)
                                                 ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                               1,667               1,992
   Technology and communications                             264                 245
   Brokerage and clearance fees                              151                 150
   Occupancy                                                 140                  85
   Business development                                       74                 104
   Professional fees                                          54                  88
   Other                                                      43                  43
                                                 ----------------     ---------------
      Total non-interest expenses                          2,393               2,707                  (12%)
Income before taxes and dividends on trust
preferred securities                                         876               1,198
   Provision for income taxes                                254                 353
   Dividends on trust preferred securities                    28                  28
                                                 ----------------     ---------------
Net income                                                  $594                $817                  (27%)
                                                 ================     ===============
   Preferred stock dividends                                  47                  73
Net income applicable to common stock                       $547                $744                  (27%)
                                                 ================     ===============

Earnings per common share
   Basic                                                   $2.23               $3.04
                                                 ================     ===============
   Diluted                                                 $2.07               $2.77
                                                 ================     ===============


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